Exhibit 99

The LTIP Performance RSUs vest based upon the Issuer’s achievement of a pre-determined performance metric relating to total stockholder return (“TSR”). The number of LTIP Performance RSUs reported herein reflects the number of LTIP Performance RSUs that will be earned by the Reporting Person upon the Company’s achievement of 200% of the target amount of the TSR metric, and is equal to $22,500,000 divided by the average closing price over the prior 100 consecutive trading days as determined on the Grant Date. However, the actual number of LTIP Performance RSUs that will vest is based upon achievement of the TSR target metric and may range from achievement of 0% to 200% of the target, such that the number of LTIP Performance RSUs reported herein reflects the maximum number of shares that may be earned by the Reporting Person. Following the determination of the number of LTIP Performance RSUs earned, 25% of the grant will vest on January 31, 2025, and the remaining portion of the grant will vest in 12 quarterly installments of 6.25% thereafter, subject to the Reporting Person’s continued service to the Issuer through each vesting date.